Exhibit 99.1

PRESS RELEASE: FOR IMMEDIATE RELEASE

For further information:

Company Contacts:

Cornelius B. Prior, Jr., CEO

(340) 777-8000

Michael T. Prior, CFO

(978) 745-8106, x.401

ATLANTIC TELE-NETWORK, INC.

REPORTS 2004 INCOME FROM TELEPHONE OPERATIONS INCREASED BY 19% AND RECURRING

EARNINGS UP 12% AFTER LOSSES FROM OTHER OPERATIONS. NET EFFECT OF WRITE-OFFS

AND OTHER ADJUSTMENTS REDUCE GAAP NET INCOME BY 1%.

ST. THOMAS U.S. VIRGIN ISLANDS (March 8, 2005) Atlantic Tele-Network, Inc. (AMEX:ANK) today reported its operating results for both the year and quarter ended December 31, 2004. ATN reported net income for the full year of $12.1 million, or $2.41 per share, compared to earnings of $12.2 million, or $2.44 per share ($2.43 diluted), for 2003, a decrease of 1%. ATN posted net income for the quarter of $2.0 million, or $0.39 per share, compared to net income of $3.2 million, or $0.64 per share, for the quarter ended December 31, 2003. However, excluding the effects of $3.4 million in non-cash charges stemming from asset write-downs and a $1.8 million benefit associated with the recording of a tax asset, net income would have been $13.7 million, or $2.72 per share, for the year ended December 31, 2004, and $3.5 million, or $0.70 per share, for the quarter ended December 31, 2004, an increase of 12% and 10%, respectively, over the year earlier periods.

For the full year 2004, telephone operating revenues rose 6% to $84.0 million, as compared to $78.9 million for 2003. International long distance revenues posted a 12% increase on an 18% increase in international traffic at the Company’s principal operating subsidiary, the Guyana Telephone & Telegraph Company Ltd. (GT&T). During 2004, GT&T’s cellular subscribers increased by 27% to 150,851 and wireline subscribers (access lines) increased by 11% to 103,267. This growth in lines and handsets in service contributed to the increase in international long distance traffic and revenues.

Local exchange service revenues were $33.1 million for the year ended December 31, 2004 and were essentially in line with 2003 results, despite the decline in the value of the Guyana dollar, which eroded growth in this category. The increase in GT&T’s base of wireline and cellular subscribers during the year contributed additional Guyana dollar denominated revenues, which essentially offset the impact of the currency’s decline. The growth in access lines mainly reflects the successful completion of the planned rollout of service to new areas of Guyana. On the cellular side, GT&T was able to expand its capacity and also commenced offering GSM/GPRS services and handsets in the fourth quarter in an overlay to its existing TDMA network.

Income from telephone operations increased to $40.9 million in 2004, as compared to $34.5 million in 2003, an increase of $6.4 million or 19%. The improved margins are primarily attributable to a $2.0 million or 28% reduction in international long distance expenses due to more efficient routing of outbound traffic and a $0.6 million or 9% reduction in general and administrative expenses on lower compensation and related expenses, among other things. These savings were partially offset by a $1.3 million or 4% increase in telephone operating expenses (which includes depreciation expense) due to the large increase in GT&T’s lines and cellular subscribers.

Net income from Bermuda Digital Communication’s (BDC) cellular operations in Bermuda were up 25% for the twelve months ended December 31, 2004, with the Company’s equity in the earnings of BDC rising to $2.6 million from $2.0 million in 2003. Both increases reflect increased airtime, long distance and roaming revenues. The increase in airtime and long distance revenue partly stems from a 14% increase in cellular subscribers, as well as increased average revenue per subscriber (ARPU). Between the end of 2003 and early 2004, BDC entered into roaming agreements with the two largest U.S. CDMA carriers. These arrangements drove the increase in long distance and roaming revenues, from both BDC’s subscribers traveling abroad and visitors to Bermuda. BDC ended the year with over 20,000 subscribers, as compared to approximately 17,800 subscribers at the end of 2003.

The Company’s three smaller, wholly-owned subsidiaries, Choice Communications (Choice), Call Home Telecom (CHT), and Atlantic Tele-Center (ATC), are combined under the heading “Other Operations.” Last year, revenues for other operations climbed 20% over 2003 levels but the loss of $6.3 million, before non-cash charges recorded in the fourth quarter, was 15% higher than 2003. The increased loss from other operations was primarily due to increased expenses at Choice of $1.9 million attributable to increased depreciation and compensation expense and TV programming costs. The increase in those items reflects Choice’s additional investment in plant and strong growth in TV subscribers. Total revenues at Choice increased by approximately $668,000, or 15%, during the year, led by a 66% increase in TV service revenue, but was negatively impacted by an 11% decline in Choice’s other revenues, mainly due to attrition in Choice’s dial-up internet base. As to CHT, given the very small size of its collect-calling business and lack of prospects for growth, management has decided to terminate CHT’s collect-calling operations and expects to re-deploy its assets to support the wholesale transport of traffic to Guyana and elsewhere.

In the fourth quarter of 2004, ATC’s wholesale call center customer defaulted. As a result of the default, the Company is considering strategic alternatives. ATC’s operations were further impacted by the flooding in Guyana in January 2005, which caused significant damage to the main facility.

In reviewing results for other operations, management determined that it was appropriate to record approximately $2.8 million in non-cash asset impairment charges. Based on the default of ATC’s wholesale customer, the Company concluded that ATC’s call center assets were impaired as of year-end and recorded a charge of $1.2 million against the $1.7 million of these assets on its books. Furthermore, given Choice’s continued losses, management concluded that the goodwill and certain other intangibles on Choice’s balance sheet were impaired and recorded a charge of $1.6 million in the fourth quarter. The Company also recorded a charge of $570,000 related to the write-off of secured loans made in connection with its investment in LighTrade, Inc. in 2001 as the recovery of these amounts is no longer likely. Additionally, the Company recorded a tax benefit of $1.8 million in the fourth quarter due to the reversal of a valuation allowance, which had previously been provided against certain tax assets. Taken together, these items reduced net income for the full year 2004 and fourth quarter by approximately $1.6 million.

Cornelius B. Prior, Jr., Chairman of the Board and Chief Executive Officer of Atlantic Tele-Network, Inc., said: “Our two largest contributing units, GT&T and BDC, continued to show healthy growth in subscribers, revenues, profits and cash flows in 2004. GT&T managed the continued growth of its wire-line and wireless networks, including the addition of over 32,000 cellular subscribers and over 10,000 new access lines, mainly in areas that had been without service. In addition, in October of 2004, GT&T celebrated the successful launch of GSM/GPRS cellular services, prior to the launch of services by a new cellular service provider in Guyana in December. More recently, we were extremely proud of the efforts of the staff and management of GT&T in fighting to maintain service in January 2005 in the face of unprecedented flooding of some of the major service areas. Our BDC affiliate also had an impressive year, with strong revenue growth due to breaking the 20,000 subscriber level and expanding roaming revenue through arrangements with Sprint and Verizon. Management fees and dividends paid to ATN by BDC last year exceeded $1.8 million. BDC is rolling out high-speed mobile data services (known as EVDO) in the first quarter of 2005 and we are hopeful that this will provide another source of growth and profits for that business.

“Unfortunately, the smaller units reported under “other operations” continue to detract from the Company’s overall performance. We wrote down ATC’s call center assets and we have ceased CHT’s collect calling business and are re-deploying its limited assets. We do not expect either of these businesses to have a significant impact on our results in 2005. Our Choice subsidiary, which is a CATV and internet provider in the US Virgin Islands, appears to have improved business prospects with TV revenues up 66% last year and demand for broadband data services expanding. We are working hard to accelerate growth and reduce operating losses and will continue to watch this carefully.”

For the quarter ended December 31, 2004 telephone operating revenues were $21.9 million, and were in line with the fourth quarter of 2003. Total minutes of use were essentially flat during the quarter despite the increase in cellular subscribers and lines in service. The average revenue per minute was lower due to a continued shift in the mix of traffic but income from telephone operations was up about 12%. International long distance revenues for the quarters ended December 31, 2004 and 2003 include approximately $527,000 and $750,000, respectively, related to traffic generated in prior periods as GT&T received payment on settled disputes with international carriers. The Company’s fourth quarter 2004 earnings, when adjusted to exclude the net effect of write-offs and other adjustments, were essentially in line compared to earnings from the third quarter of 2004.

Atlantic Tele-Network, Inc. is a telecommunications company with headquarters in St. Thomas, U.S. Virgin Islands. Its principal subsidiary, Guyana Telephone and Telegraph Company, Limited, is 80% owned by ATN and is the national telephone service provider in the Cooperative Republic of Guyana for all local, long-distance and international service. ATN also owns 44% of Bermuda Digital Communications Ltd., doing business in Bermuda as Cellular One, 100% of Choice Communications, LLC, the largest Internet service provider in the United States Virgin Islands and the only wireless TV provider in the USVI, as well as 100% of Atlantic Tele-Center, Inc., which operates a Web-enabled outsourcing call center in Guyana and a VSAT Internet service provider focused on select Caribbean and Latin American markets.

This release contains forward-looking statements within the meaning of the federal securities laws. Actual results could differ materially from these statements as a result of many factors, including matters discussed in the Company’s Form 10K annual report for the year ended December 31, 2003, which is on file with the Securities and Exchange Commission.

Schedule A

ATLANTIC TELE-NETWORK, INC.

Statement of Operations Data

For the Three and Twelve Months Ended December 31, 2004 and 2003

(In Thousands, Except Per Share Data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Telephone operations:
Revenues:
International long-distance revenues	$12,232	$12,247	$46,861	$42,017
Local exchange service revenues	8,504	8,712	33,057	33,483
Other revenues	1,148	962	4,041	3,365

Total revenues from telephone operations	21,884	21,921	83,959	78,865

Expenses:
International long-distance expenses	1,138	1,646	5,068	7,087
Telephone operating expenses	8,436	8,935	32,006	30,679
General and administrative expenses	1,437	1,661	6,032	6,637

Total telephone operating expenses	11,011	12,242	43,106	44,403

Income from telephone operations	10,873	9,679	40,853	34,462
Other operations:
Revenues of other operations	1,356	860	5,293	4,422
Expenses of other operations	(3,190)	(2,872)	(11,580)	(9,896)
Asset impairment	(2,825)	—	(2,825)	—

Loss from other operations	(4,659)	(2,012)	(9,112)	(5,474)
Other income (expense):
Interest expense	(101)	(179)	(281)	(424)
Interest income	218	127	587	511
Equity in earnings of Bermuda Digital Communications	553	382	2,568	2,030
Other income (expense):	276	826	1,473	631
Loss on investment	(570)	—	(570)	—

Other income (expense), net:	376	1,156	3,777	2,748

Income before income taxes and minority interest	6,590	8,823	35,518	31,736
Income taxes	3,621	4,403	19,487	16,008

Income before minority interest	2,969	4,420	16,031	15,728
Minority interest	(1,017)	(1,277)	(3,914)	(3,484)

Net income	$1,952	$3,193	$12,117	$12,244

Net income per share:
Basic	$0.39	$0.64	$2.41	$2.44

Diluted	$0.39	$0.64	$2.41	$2.43

Weighted average common stock outstanding:
Basic	5,023	5,024	5,025	5,018

Diluted	5,023	5,024	5,025	5,033

Schedule B

ATLANTIC TELE-NETWORK, INC.

Selected Operations Statistics

For the Periods Ended December 31, 2003 and 2004

(In Thousands, Except Subscribers and Access Line Data)

(unaudited)

Guyana Telephone & Telegraph Co., Ltd.

	As of 12/31/04	As of 09/30/04	As of 6/30/04	As of 3/31/04
Access lines (fixed)	103,267	98,390	96,549	94,599

Cellular subscribers	150,851	143,945	137,236	128,228

	As of 12/31/03	As of 09/30/03	As of 6/30/03	As of 3/31/03
Access lines (fixed)	92,683	89,693	88,138	87,057

Cellular subscribers	118,658	107,807	104,852	92,756

International Long-Distance Traffic:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2004	2003	2004	2003
International Minutes of Traffic:
Inbound	37,162	36,596	150,111	124,341
Outbound	6,827	6,863	27,083	25,644

Total International Minutes	43,989	43,459	177,194	149,985

International Minutes of Traffic Mix:
Inbound	84.5%	84.2%	84.7%	82.9%
Outbound	15.5%	15.8%	15.3%	17.1%

Total International Minutes	100.0%	100.0%	100.0%	100.0%